Exhibit 4.24C

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (the “Third Amendment”) is made as of August 8, 2003 by and between CONGRESS FINANCIAL CORPORATION (NEW ENGLAND), a Massachusetts corporation as agent for itself and the other Lenders (“Agent”), CLEAN HARBORS, INC., a Massachusetts corporation (“Parent”), Clean Harbors Canada, Inc., a New Brunswick corporation, Clean Harbors Mercier, Inc., a Quebec corporation, Clean Harbors Quebec, Inc., a Quebec corporation and 510127 N.B. Inc., a New Brunswick corporation (collectively, the “Canadian Borrowers”), the other Subsidiaries of the Parent from time to time a party to the Loan Agreement, as defined below (each together with Parent and Canadian Borrowers, a “Borrower” and, collectively, “Borrowers”) and each of the Lenders listed on the signature page hereof (the “Lenders”).

WHEREAS, the Agent, Lenders and Borrowers entered into that certain Loan and Security Agreement, dated as of September 6, 2002 as amended by a First Amendment to Loan and Security Agreement dated as of January 22, 2003 and a Second Amendment to Loan and Security Agreement dated as of May 20, 2003 (the “Loan Agreement”);

WHEREAS, the Borrowers have advised the Agent that the Borrowers may be in default of Sections 9.17 and 9.18 of the Loan Agreement, each, for the period ending June 30, 2003 and have requested that the Agent and Lenders waive such defaults, if any, and amend certain provisions of the Loan Agreement; and

WHEREAS, the Agent and Lenders have agreed to waive the Borrowers’ noncompliance with Sections 9.17 and 9.18 of the Loan Agreement, if any, each, for the period ending June 30, 2003 and to revise certain provisions of the Loan Agreement, in each case, subject to the terms and conditions hereof.

NOW, THEREFORE, based on these premises, and in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Borrowers, the Agent and the Lenders hereby agree as follows:

1. Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings given such terms in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1. Definition of Consolidated Net Income. The definition of “Consolidated Net Income” set forth in Section 1.42 of the Loan Agreement hereby is amended by deleting the word “and” from the end of subsection (d) thereof and by adding the following to the end of such definition (before the period):

“, (f) accretion expense attributable to environmental liabilities provided that (1) such expense is non-cash and (2) such expense is determined on a consolidated basis in accordance with GAAP and (g) non-cash gains or losses reflecting adjustments to the estimated value of the embedded derivative associated with the

Parent’s outstanding Series C convertible preferred stock provided that such gains or losses are reflected as non-cash gains or losses on the Borrowers’ cash flow statements audited (in the case of the annual financial statements) by the Borrowers’ certified public accountant. Notwithstanding the foregoing, the Agent may, in its discretion and at the concurrence of the Majority Lenders, permit the Borrowers to exclude Non-Recurring Severance Costs from the determination of Consolidated Net Income (without duplication). For the purposes of calculating Consolidated Net Income, “Non-Recurring Severance Costs” shall mean non-recurring severance costs incurred by the Borrowers during the second half of 2003 and 2004.”

2.2. Definition of Eligible Accounts. Subsection (q) of the definition of Eligible Accounts hereby is amended by deleting “and” after “;” and the following is added to the end of subsection (r) of the definition of Eligible Accounts (before the period):

“; and

(s) any Accounts (i) from account debtors for whom the Borrowers’ engaged subcontractors to provide services (“Sub Services”) and (ii) against which such subcontractors may impose a lien to secure payment for Sub Services rendered, provided that the amount of such Accounts which are included in Eligible Accounts shall be reduced by any then unpaid amounts due by the Borrowers to such subcontractors.”

2.3. Definition of Environmental Expenditures. The following Section 1.53A hereby is added to the Loan Agreement:

“1.53A ‘Environmental Expenditures’ shall mean with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Subsidiaries for spending incurred with respect to remedial liabilities, including but not limited to, superfund, remediation, facility closure remediation, and discontinued operation liabilities.”

2.4. Definition of Fixed Charge Coverage Ratio. The definition of Fixed Charge Coverage Ratio set forth in Section 1.71 of the Loan Agreement is deleted in its entirety and replaced with the following:

“1.71 ‘Fixed Charge Coverage Ratio’ shall mean with respect to any Person for any period, the ratio of (i) Consolidated EBITDA of such Person and its Subsidiaries for such period, to (ii) the sum of, without duplication, (A) all principal of Indebtedness of such Person and its Subsidiaries paid or prepaid (with the exception of prepayments made to the Term Loan Lenders from the proceeds of the sale of Term Loan Collateral (as defined in the Intercreditor Agreement dated September 6, 2002 by and between Agent, Term Loan Agent and Term Loan Lenders) (other than the Revolving Loan Priority Collateral) in accordance with the Loan Agreement) during such period, plus (B) Consolidated Cash Interest Expense of such Person and its Subsidiaries for such period, plus (C) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (D) cash dividends or distributions paid by such Person and its Subsidiaries (other than, in the case of any Borrower, dividends or distributions paid by such Borrower to any other Borrower) during such period, plus (E) unfinanced Capital Expenditures made by such Person and its Subsidiaries during such period and plus (F) Environmental Expenditures made by such Person and its Subsidiaries during such period.”

2.5. Definition of Interest Rate. Effective on August 1, 2003, the definition of “Interest Rate” set forth in Section 1.83 to the Loan Agreement is deleted in its entirety and replaced with the following:

“1.83 ‘Interest Rate’ shall mean, as to US Prime Rate Loans, a rate equal to one half percent (.50%) per annum in excess of the US Prime Rate, as to Canadian Prime Rate Loans, a rate equal to one half percent (.50%) per annum in excess of the Canadian Prime Rate and as to Eurodollar Rate Loans, a rate of three and one half percent (3.50%) per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrowers as in effect three (3) Business Days after the date of receipt by Agent of the request of Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrowers); provided, that, upon receipt by the Agent and Lenders of the Borrowers’ financial statements complying with Section 9.6(a) hereof demonstrating that the Borrowers have maintained a Fixed Charge Coverage Ratio of at least 1:1 for at least three (3) consecutive quarters, the Interest Rate shall mean, as to US Prime Rate Loans, a per annum rate equal to one quarter of one percent (.25%) per annum in excess of the US Prime Rate, as to Canadian Prime Rate Loans, a per annum rate equal to one quarter of one percent (.25%) per annum in excess of the Canadian Prime Rate and as to Eurodollar Rate Loans, a rate of three and one quarter percent (3.25%) per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrowers as in effect three (3) Business Days after the receipt by Agent of the request of Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrowers); provided, further, that, notwithstanding anything to the contrary contained herein, the Interest Rate shall mean the rate of two and one half (2.50%) percent per annum in excess of the rate then applicable as to Prime Rate Loans and the rate of five and one half (5.50%) percent per annum in excess of the rate then applicable as to Eurodollar Rate Loans, at Agent’s option (or as directed by the Majority Lenders), without notice, (a) either (i) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (ii) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrowers under Section 2 (whether or not such excess(es) arise or are made with or without Agent’s knowledge or consent and whether made before or after an Event of Default).”

2.6. Amendment of Section 9.17. Section 9.17 of the Loan Agreement is deleted in its entirety and replaced with the following:

“9.17 Consolidated EBITDA. Borrowers shall not permit Consolidated EBITDA of the Parent and its Subsidiaries to be less than the amount set forth below for the period corresponding thereto.

Period	Consolidated EBITDA
For the quarter ending on September 30, 2003	$15,700,000

Cumulative for the two consecutive quarters ending on December 31, 2003	$32,250,000

Cumulative for the three consecutive quarters ending on March 31, 2004	$43,675,000

Cumulative for the four consecutive quarters ending on June 30, 2004	$59,500,000

Cumulative for the four consecutive quarters ending on September 30, 2004	$61,700,000

Cumulative for the four consecutive quarters ending on December 31, 2004	$64,600,000

Cumulative for the four consecutive quarters ending on March 31, 2005	$66,600,000

Cumulative for the four consecutive quarters ending on June 30, 2005	$68,600,000	”

2.7. Amendment of Section 9.18. Section 9.18 of the Loan Agreement is deleted in its entirety and replaced with the following:

“9.18 Fixed Charge Coverage Ratio. Borrowers shall not permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries to be less than the amount set forth below for the period corresponding thereto.

Period	Ratio
For the quarter ending on September 30, 2003	0.85:1

Cumulative for the two consecutive quarters ending on December 31, 2003	0.90:1

Cumulative for the three consecutive quarters ending on March 31, 2004	0.95:1

Cumulative for the four consecutive quarters ending on June 30, 2004	1:1

Cumulative for the four consecutive quarters ending on September 30, 2004	1:1

Cumulative for the four consecutive quarters ending on December 31, 2004	1:1

Cumulative for the four consecutive quarters ending on March 31, 2005	1.1:1

Cumulative for the four consecutive quarters ending (i) on June 30, 2005 and (ii) on the last day of each quarter thereafter.	1.2:1”

2.8. Excess Availability Covenant. The following Section 9.18A hereby is added to the Loan Agreement:

“9.18A Excess Availability. Notwithstanding any other provisions set forth herein or in the other Financing Agreements, Excess Availability under the US Borrowing Base shall at all times not be less than the US Dollar Equivalent of $7,000,000, including, without limitation, after giving effect to any Loans made or to be made and Letter of Credit Accommodations issued or to be issued in accordance with the provisions hereof.”

3. Waiver. Pursuant to the request of the Borrowers, the Agent and Lenders hereby waive the Borrowers’ noncompliance with Sections 9.17 and 9.18 of the Loan Agreement, if any,

each, for the period ending June 30, 2003. This waiver is and shall be effective solely for the specific instance and purpose described herein and is not and shall not be applicable to any other provision of the Loan Agreement and other Financing Agreements.

4. Amendment Fee. Borrowers shall pay to the Agent, in cash, for the ratable benefit of the Lenders, a $250,000 non-refundable amendment fee (“Amendment Fee”). The Amendment Fee shall be fully earned and payable upon the execution of this Third Amendment by the Agent and Majority Lenders.

5. Business Consultant. The Borrowers covenant and agree to engage a business consultant within thirty (30) days after Agent sends written notice to Borrowers directing Borrowers to engage a business consultant (“Business Consultant”). The Business Consultant shall be chosen by the Borrowers and acceptable to Agent and Majority Lenders, in their sole discretion, and shall have complete and full access at all times to management of the Borrowers and the books and records of the Borrowers in order to provide information and advice to the Borrowers regarding all aspects of the business, financial condition, operations, and prospects of the Borrowers. The Borrowers hereby consent to the Agent contacting the Business Consultant directly and the Borrowers hereby agree that in no event shall such communication be denied or restricted. The Borrowers further agree that they shall deliver copies to the Agent of any final written reports received by the Borrowers from the Business Consultant and any other written reports that the Agent may reasonably request. The Borrowers shall maintain the Business Consultant in place for such period of time as the Agent directs in Agent’s sole discretion,

6. Representations and Warranties. Each Borrower jointly and severally represents and warrants to Agent and Lenders the following:

6.1. Organization and Qualification. Each of the Borrowers is duly incorporated or formed, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or formation, as applicable. Each Borrower is duly qualified to do business and is in good standing as a foreign corporation or organization in all states and jurisdictions in which the failure to be so qualified would have a material adverse effect on the financial condition, business or properties of such Borrower.

6.2. Power and Authority. Each Borrower is duly authorized and empowered to enter into, deliver, and perform this Third Amendment. The execution, delivery, and performance of this Third Amendment has been duly authorized by all necessary corporate or other action of each of the Borrowers. The execution, delivery and performance of this Third Amendment (i) are within each Borrower’s corporate, limited liability company, partnership or trust powers; (ii) is not in contravention of law or the terms of the charter or by-laws or other organizational documents of any of the Borrowers or under any indenture, agreement or undertaking to which any Borrower is a party or by which such Borrower’s properties may be bound or affected; and (iii) will not result in, or require, the creation or imposition of any lien (other than the liens set forth in Schedule 8.4 to the Loan Agreement) upon or with respect to any of the properties now owned or hereafter acquired by any Borrower.

6.3. Legally Enforceable Agreement. This Third Amendment is a legal, valid and binding obligation of each Borrower enforceable against each Borrower in accordance with its terms.

6.4. No Defaults. Except as waived under Section 3 of this Third Amendment, no Default or Event of Default exists or has occurred and is continuing.

7. Conditions. This Third Amendment shall become effective upon satisfaction in full, in a manner satisfactory to the Agent, of each of the following conditions:

7.1. Documents. The Agent shall have received counterparts of this Third Amendment duly executed by the Borrowers and the Majority Lenders.

7.2. Other Matters. All representations and warranties of the Borrowers in the Loan Agreement and other Financing Agreements shall be true and correct as if made on the date hereof, and, except as waived under Section 3 of this Third Amendment, no Default or Event of Default shall exist or shall have occurred and be continuing.

7.3. Amendment Fee. Borrowers shall have paid the Amendment Fee to Agent.

7.4. Extension to Post Closing Letter Agreement. The Agent shall have received the Extension to Post Closing Letter Agreement, substantially similar to the form of Extension to Post Closing Letter Agreement attached hereto at Exhibit A, in form and substance satisfactory to Agent duly executed by the Borrowers.

8. Payment of Expenses. Without limiting the terms of the Financing Agreements, the Borrowers shall pay all costs and expenses incurred by or on behalf of the Agent (including reasonable attorneys’ fees and expenses) arising under or in connection with this Third Amendment or the Financing Agreements, including without limitation, in connection with (i) the negotiation, preparation, execution and delivery of this Third Amendment and the Financing Agreements, and any and all consents, waivers or other documents or instruments relating thereto, (ii) the filing and recording of any Financing Agreements and any other documents or instruments or further assurances filed or recorded in connection with any Financing Agreements, (iii) any other action required in the course of administration hereof, including, but not limited to, all fees and expenses arising out of any audits, appraisals, and inspections, and (iv) the defense or enforcement of the Financing Agreements, whether or not there is any litigation between the parties. All costs and expenses shall be added to the Obligations, as the Agent shall determine, and shall earn interest at the highest rate set forth in the Financing Agreements.

9. Miscellaneous. The Borrowers confirm that the Loan Agreement and other Financing Agreements remain in full force and effect without amendment or modification of any kind, except for as set forth in this Third Amendment. This Third Amendment shall be deemed to be a Financing Agreement and, together with the other Financing Agreements, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior dealings, correspondence, conversations or communications between the parties with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

Signature page to Third Amendment to Loan Agreement

IN WITNESS WHEREOF, the Borrowers, the Agent and the Lenders have executed this Third Amendment as of the date first above written, by their respective officers hereunto duly authorized, under seal.

AGENT	BORROWERS

CONGRESS FINANCIAL	CLEAN HARBORS, INC.
CORPORATION (NEW ENGLAND)	ALTAIR DISPOSAL SERVICES, LLC
BATON ROUGE DISPOSAL, LLC
By:	BRIDGEPORT DISPOSAL, LLC
Title:	CLEAN HARBORS ANDOVER, LLC
CLEAN HARBORS ANTIOCH, LLC
CLEAN HARBORS ARAGONITE, LLC
CLEAN HARBORS ARIZONA, LLC
CLEAN HARBORS OF BALTIMORE, INC.
CLEAN HARBORS BATON ROUGE, LLC
CLEAN HARBORS BDT, LLC
CLEAN HARBORS BUTTONWILLOW, LLC
CLEAN HARBORS CHATTANOOGA, LLC
CHEMICAL SALES, LLC
CLEAN HARBORS COFFEYVILLE, LLC
CLEAN HARBORS COLFAX, LLC
CLEAN HARBORS DEER PARK, L.P.
CLEAN HARBORS DEER TRAIL, LLC
CLEAN HARBORS DISPOSAL SERVICES, INC.
CLEAN HARBORS FINANCIAL SERVICES COMPANY
CLEAN HARBORS FLORIDA, LLC
CLEAN HARBORS GRASSY MOUNTAIN, LLC
CLEAN HARBORS KANSAS, LLC
CLEAN HARBORS LAPORTE, L.P.
CLEAN HARBORS LAUREL, LLC
CLEAN HARBORS LONE MOUNTAIN, LLC
CLEAN HARBOR LOAN STAR CORP.
CLEAN HARBORS LOS ANGELES, LLC
CLEAN HARBORS OF TEXAS, LLC
CLEAN HARBORS PECATONICA, LLC
CLEAN HARBORS PLAQUEMINE, LLC
CLEAN HARBORS PPM, LLC
CLEAN HARBORS REIDSVILLE, LLC
CLEAN HARBORS SAN JOSE, LLC
CLEAN HARBORS TENNESSEE, LLC
CLEAN HARBORS WESTMORLAND, LLC
CLEAN HARBORS WHITE CASTLE, LLC
CROWLEY DISPOSAL, LLC

Signature page to Third Amendment to Loan Agreement

DISPOSAL PROPERTIES, LLC
GSX DISPOSAL, LLC
HARBOR MANAGEMENT CONSULTANTS, INC.
HARBOR INDUSTRIAL SERVICES TEXAS, L.P.
HILLIARD DISPOSAL, LLC
ROEBUCK DISPOSAL, LLC
SAWYER DISPOSAL SERVICES, LLC
TULSA DISPOSAL, LLC
CLEAN HARBORS ENVIRONMENTAL SERVICES, INC
CLEAN HARBORS OF BRAINTREE, INC.
CLEAN HARBORS OF NATICK, INC.
CLEAN HARBORS SERVICES, INC.
MURPHY’S WASTE OIL SERVICE INC.
CLEAN HARBORS KINGSTON FACILITY CORPORATION
CLEAN HARBORS OF CONNECTICUT, INC.
SPRING GROVE RESOURCE RECOVERY, INC.
CLEAN HARBORS CANADA, INC.
CLEAN HARBORS QUEBEC, INC.
CLEAN HARBORS MERCIER, INC.
510127 N.B. INC.

By:
Title:

Signature page to Third Amendment to Loan Agreement

LENDERS

CONGRESS FINANCIAL CORPORATION (NEW ENGLAND)

By:
Title:

ORIX FINANCIAL SERVICES, INC.

By:
Title:

BANKNORTH, N.A.

By:
Title:

SOVEREIGN BANK

By:
Title:

FLEET CAPITAL CORPORATION

By:
Title:

CONGRESS FINANCIAL CORPORATION (CANADA)

By:
Title: